Exhibit 10.1

Summary of Changes being made to Profit Sharing 401(k) Plan for Employees of
Trinity Industries, Inc. and Certain Affiliates

The Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates will be restated in 2005 to add a company-paid Annual Retirement Contribution (“ARC”) and a company-paid Start-Up Contribution. The ARC will be available to all eligible employees regardless of whether or not a participant makes salary deferrals. The amount of the ARC will be based on years of service as of December 31st of each year and will vest over 5 years. The Start-Up Contribution is only available to Company employees who elected to freeze their pension plan benefit and participate in the enhanced 401(k) plan. The Start Up contribution is based on years of service, with a minimum of $500 and a maximum of $1,000.